EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                         SUBSIDIARIES OF THE REGISTRANT

Sound Federal Savings,
wholly-owned by the Registrant and incorporated under federal law

Sound REIT, Inc.,
wholly-owned by Sound Federal Savings and incorporated in New York State

Mamaroneck Advisors, Inc.,
wholly-owned by Sound Federal Savings and incorporated in New York State

First Federal REIT, Inc.,
wholly-owned by Sound Federal Savings and incorporated in New York State